EXHIBIT 99.1

Lexaria Bioscience Submits Application to Health Canada for Research License and Appoints Chief Legal Officer

Kelowna, British Columbia – November 26, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, announces it has submitted a Health Canada research application, and appointed Dr. Ed Ergenzinger to its executive team.

The Company has submitted its research application under Health Canada’s Cannabis Tracking and Licensing System for the operation of a Kelowna-based R&D laboratory within Lexaria’s new head office under construction, to work with cannabinoids.

The laboratory will enhance Lexaria’s ability to formulate for analytical purposes, various products that may contain cannabinoids or other controlled substances. Lexaria expects to work on cannabinoid related formulations as soon as the lab receives its research license to do so. Experimental work on nicotine formulations, nonsteroidal anti-inflammatory drugs, vitamins and other bioactive compounds of interest will also begin soon after completion of lab construction. Bringing this work in-house is expected to enable the Company to greatly expand its work schedules while reducing costs and development timelines.

Lexaria has already taken delivery of certain equipment in a separate location where it is combining known nano-emulsification processes with its patented DehydraTECHTM for even greater performance characteristics. This work will also transition to the Kelowna laboratory once operational and licensed.

Construction of Lexaria’s new head office and laboratory is progressing rapidly and the Company expects to occupy its new space by the end of January 2019. Simultaneously, Lexaria is recruiting additional staff to prepare for more encompassing operations.

Dr. Ed Ergenzinger is appointed Chief Legal Officer and Senior Vice President of Innovation for the Company. Dr. Ergenzinger is a U.S. licensed patent attorney who also holds a doctorate in Neuroscience (with concentrations in Pharmacology and Physiology) and is an Adjunct Professor of Law. Dr. Ergenzinger has over 15 years of experience providing patent services to clients that have ranged from small start-ups to some of the world’s largest pharmaceutical and biotechnology companies. His professional experience includes serving as Director of Intellectual Property and Legal Affairs at the Duke Human Vaccine Institute. He is lead author or co-author on over forty scientific and legal publications.

The Company announces that pursuant to existing stock option plans, it has granted stock options to new employees and consultants that enable the option holders to purchase up to 390,000 common shares of the Company at a price of US$1.27 for a period of five years, vesting over a period of three years.

The Company has received $17,880 from the exercise of 29,800 warrants at the price of US$0.60, previously granted to third parties who are neither officers nor directors of the Company. No commissions or placement fees have been paid related to the funds received from these warrants exercised. Proceeds will be used for general corporate purposes.

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The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria

Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has ten patents granted in the USA and in Australia and has filed over 50 patent applications worldwide across ten patent families. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.

www.lexariabioscience.com

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FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.

Alex Blanchard, Communications Manager

(778) 796-1897

Or

NetworkNewsWire (NNW)

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FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. Scientific R&D is often unpredictable and unanticipated results could emerge from any study and have a material impact as can any results that cannot be reproduced in subsequent testing. There is no assurance that any planned corporate activity, scientific study, R&D, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). TurboCBDTM, DehydraTECHTM technology and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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